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                                                                       Exhibit 5

                                                    July 31, 2002

PECO Energy Company
P.O. Box 8699
2301 Market Street
Philadelphia, PA 19101-8699


         Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to PECO Energy Company, a Pennsylvania corporation (the "Company"), and are rendering this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Act of the Company's $250,000,000 aggregate principal amount of 5.95% First and Refunding Mortgage Bonds due 2011 (the "Exchange Bonds").

     The Exchange Bonds are to be offered in exchange for the Company's outstanding $250,000,000 aggregate principal amount of 5.95% First and Refunding Mortgage Bonds due 2011 issued and sold by the Company on October 30, 2001 in an offering exempt from registration under the Act. The Exchange Bonds will be issued by the Company in accordance with the terms of the Supplemental Indenture between the Company and Wachovia Bank, National Association, to be dated the day of the issuance of the Exchange Bonds (the "Supplemental Indenture"), which supplements the First and Refunding Mortgage Indenture dated as of May 1, 1923 by and between the Counties Gas and Electric Company (to which PECO Energy Company is successor) and Fidelity Trust Company (to which Wachovia Bank National Association, is successor)(the "Mortgage").

         In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Mortgage, the Registration Statement and all exhibits thereto, including the Supplemental Indenture, and of such records of the Company and other agreements, documents and instruments, and have made such inquiries of officers and representatives of the Company and other persons and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereafter set forth. In all cases, we have assumed the legal capacity and competence of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

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         Based upon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, and (ii) the Exchange Bonds have been duly executed and authenticated in accordance with the Supplemental Indenture and duly issued and delivered by the Company in the manner contemplated in the Registration Statement, any prospectus relating thereto, and the Mortgage, the Exchange Bonds will constitute valid and binding obligations of the Company.

         We express no opinion as to the law of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania.

         We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP

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